CINCINNATI  FINANCIAL  CORPORATION

Investor Contact: Heather J. Wietzel

513-870-2768

CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik

513-603-5323

 Media_Inquiries@cinfin.com

Cincinnati Financial Comments on Outlook for Full-year 2008

• Management affirms financial strength and cash dividend policy

• Looks to independent insurance agents and local decision-making as key to top line

• Comments on record level of storm losses for the first half of 2008

• Updates 2008 investment income outlook

Cincinnati, June 19, 2008 – Cincinnati Financial Corporation (Nasdaq:CINF) today updated the company’s guidance for full-year 2008 results to reflect events of recent weeks.

John J. Schiff, Jr., CPCU, chairman, said, “Cincinnati Financial and its insurance operations have prospered for over 50 years, overcoming all challenges. We have done that by staying true to our mission, and our board has sought to reward shareholders to the fullest extent possible for the long-term. Today, our management is confident in the continued contribution of our solid insurance operations, in our strong financial position and in our board’s intention to reward shareholders with cash dividends that rise year after year.”

Kenneth W. Stecher, currently chief financial officer, said, “Our company’s strong foundation gives us the ability to tackle the challenges that continue to disrupt the financial services markets and to absorb the costs associated with the storms that continue to affect our policyholders. While recent events have taken a toll on our current financial results, we believe our longer-term future remains solid and our proven business model is appropriate.” Stecher was selected to be president and chief executive officer effective July 1 as part of the executive team transitions announced Monday.

Strong Foundation Built on Financial Strength

Stecher added, “In viewing our balance sheet today, we see the benefits of the strong and stable bond portfolio, our low debt, our healthy insurance reserves and our conservative underwriting philosophy.

“Due to the strength of our bond portfolio, we believe key insurance financial strength measures, such as risk-based capital and property casualty written premiums to statutory surplus, both defined by the National Association of Insurance Commissioners, will remain within the healthy ranges appropriate for our business for the foreseeable future. We are committed to sustaining the strong capitalization that supports high insurer financial strength ratings, giving our agents a distinct marketing advantage for their value-oriented clients.

“At the parent company level, we will continue to keep debt low, maintaining a conservative debt-to-capital ratio at or below 15 percent over the longer term, although this ratio may rise temporarily due to the lower market values of common stocks in our portfolio at this time. The debt-to capital ratio was 13.6 percent at March 31, 2008. Our capital position and cash flow continues to support our current cash dividend payout and is expected to provide our board the flexibility to consider future increases for our shareholders.”

Stecher added, “With an average rating of A+/Aa3, our bond portfolio of approximately $6 billion exceeds by a comfortable margin our claims liabilities, or what we estimate we need to pay future claims. Because of the health of that portfolio, our company also is able to invest in common stocks of growing companies with favorable prospects for increasing dividends over time. Over the years, these equities have generally offered a steady flow of dividend income along with the potential for capital appreciation, and our financial strength has allowed us to comfortably bear fluctuations in security values typical to the investment markets.

“Recent months have been atypical. While our bond portfolio generally is unscathed by the broader concerns about credit quality, liquidity and the general health of the economy, we are seeing unusual volatility in our equity portfolio. Based on current, lower market values of our common stock holdings, book value at June 30 could be at least 10 percent below the $33.40 per share we reported at March 31, 2008.

Fifth Third Bancorp, our largest common stock holding, has declined in value by approximately 55 percent since March 31, contributing approximately $3.00 of the expected reduction in book value.”

Competing from a Position of Strength

Stecher noted, “After five months, our full-year 2008 outlook for premium volume remains unchanged – we continue to expect net written premiums to be as much as 5 percent below the $3.117 billion reported for full year 2007.”

James E. Benoski, vice chairman, stated, “Our Midwestern field marketing representatives recently reported on market conditions, citing factors that continue to influence agents and their better clients to choose Cincinnati Insurance: customized, multi-year commercial coverage packages, superior claims service, our high financial strength ratings and the responsiveness of our local field force.

“We continue to receive a steady flow of new business submissions from agents. We are confident that we are getting our share of quality accounts at adequate prices. In light of current market conditions, we’re very pleased that the volume of new business premiums written by our agencies for all of our property casualty business areas is up slightly for the first two months of the second quarter compared with the same period last year.”

Benoski added, “We continue to make progress on several initiatives that will help us achieve our written premiums targets for 2008 and beyond. We’re developing agency relationships in the states we entered during 2007 and we continue to evaluate and plan for entry into states beyond the 34 where we currently serve agents. We also are more than halfway toward our target of 65 new agency appointments during 2008. In addition, our new excess and surplus lines operation now is active in eight states with general liability coverage being offered in the three new states and property coverage capabilities added for the original five states. These and other initiatives will enhance opportunities for our agents to bring us profitable business.”

Record Second-quarter Catastrophe Losses

Preliminary estimates indicate that through June 12, catastrophe losses for the second quarter are approximately $115 million, accounting for about 15 percentage points on the quarter’s combined ratio. This compares with 5.6 percentage points of catastrophe losses reported in the first quarter, which also experienced higher than usual storm activity. In comparison, second-quarter 2007 catastrophe losses were atypically low at $11 million and 1.4 percentage points, while second-quarter 2006 catastrophe losses were $64 million and 8.0 percentage points.

Benoski commented, “We are tracking claims from nine second-quarter storms classified as catastrophes by Property Claims Services. Remarkably, five of those storms just occurred in the past three weeks, including areas of Midwestern flooding. In total, second-quarter catastrophe-related weather has already produced approximately 2,500 reported claims, affecting our policyholders in 15 states where agents market Cincinnati policies. Almost half of the reported claims are closed, and those policyholders are on the road to recovery. However, some of our policyholders and claims representatives are waiting to be allowed access to homes and businesses, and our preliminary loss estimates anticipate additional claims will be reported to us as that happens.

“Storm teams staffed by our own claims representatives from other territories have deployed to assist our local claims associates, assuring prompt, personal service. We now have teams in Minneapolis, Minnesota, following June tornados; in Manhattan, Kansas, following several May and June storms; and in Cedar Rapids, Iowa, in response to June flooding. A team has wrapped up work in Fort Smith and Van Buren, Arkansas, following April hail storms,” Benoski added.

Stecher noted, “A record level of catastrophe losses now is expected for the first six months of 2008. Making reasonable assumptions about the likelihood of second-half storms, we believe catastrophe losses, net of reinsurance, could contribute as much as 9 percentage points to our full-year 2008 combined ratio, which would be an all-time high and double the level we had originally anticipated for the year. Catastrophe losses contributed an average of 3.7 percentage points to the company’s combined ratio in the past 10 years, ranging from 2007’s low of 0.8 points to 1998’s high of 6.1 points.

“Given that expected level of catastrophe losses, we would anticipate a full-year 2008 combined ratio above 100 percent despite the health of our ongoing commercial insurance underwriting. Previously, we had targeted a full-year 2008 combined ratio in the range of 96 percent to 98 percent, using two additional assumptions that remain unchanged: First, we’ll see pressure on the current accident year loss and loss expense ratio excluding catastrophe losses resulting from the same market trends that contributed to an increase in this ratio in 2007. Second, savings from favorable development on prior period reserves may benefit the full-year 2008 combined ratio by approximately 4 percentage points, based on current trends.”

Investment Income Under Pressure

Stecher said, “Through 2007, our company had seen investment income rise every year in our company’s history. While we’re disappointed that we will not be able to sustain that record in the current year, we have begun to focus on actions to return to a growth track.

“This week, Fifth Third announced a 66 percent reduction in their quarterly cash dividend to 15 cents per share from the 44 cents they paid in the first quarter of 2008. We currently own 67.3 million Fifth Third shares, which means we can expect to receive $19.5 million less in pretax dividend income in each of the final three quarters of 2008. Our total dividend income was $73 million in the first quarter of 2008, which included $30 million in dividends from Fifth Third. In the short-term, we do not expect to be able to replace the income lost due to Fifth Third’s dividend reduction.”

Stecher added, “In recent years, we generally have taken action to reduce our exposure to companies that have undergone adverse changes to their dividend prospects, including sales since the beginning of this year of our Huntington Bancshares, National City Corporation and Wachovia Corporation common stock holdings. Additionally, to finance an accelerate share repurchase in 2007, we sold 5.5 million shares of our Fifth Third holding.

“While ultimately it may be in our best interest to sell more of our Fifth Third holdings, our current assessment suggests that it may not be in our best interest to sell immediately. Factors we look at in our ongoing assessment include: limitations on the amount of Fifth Third we can sell in any given period and the timing of any sale; the current valuation of Fifth Third shares; the capital gains taxes we would owe on the sale of any of those low cost-basis shares; the substantially smaller percent of surplus this holding represents today; and the difficulty we would face finding new investments that would offer a greater yield-to-market than Fifth Third currently offers.

“We will continue to monitor all of our holdings, including Fifth Third. To enhance our existing investment criteria – the outlook for revenue, earnings and dividend growth – we are developing more rigorous portfolio management parameters. These would place additional guideposts on portfolio metrics, such as concentrations by industry or issuer. Evaluation using existing and newer parameters could cause us to trim or sell any of the holdings in the portfolio when we believe it would be beneficial.”

Conclusion

Schiff concluded, “We appreciate the support of our loyal shareholders, agents, policyholders, associates, friends, who, like us, are affected by current economic pressures. Our company’s foundation is strong and we intend to give new generations every opportunity to keep building and adding value.”

Cincinnati Financial plans to report final second-quarter results on Wednesday, August 6. A conference call to discuss the results will be held at 11:00 a.m. EDT on that day. Details regarding the Internet broadcast of the conference call are posted on www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CSU Producer Resources Inc., is our excess and surplus lines brokerage, serving the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financial services. CinFin Capital Management Company provides asset management services to institutions, corporations and nonprofit organizations. For additional information about the company, please visit www.cinfin.com.

Mailing Address:

Street Address:

P.O. Box 145496

6200 South Gilmore Road

Cincinnati, Ohio 45250-5496

Fairfield, Ohio 45014-5141

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review and update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

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Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

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Increased frequency and/or severity of claims

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Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding

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Securities laws that could limit the manner, timing and volume of our investment transactions

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Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

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Events, such as the subprime mortgage lending crisis, that lead to:

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Significant decline in the value of a particular security or group of securities, such as our financial sector holdings, and impairment of the asset(s)

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Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

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Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments

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Inaccurate estimates or assumptions used for critical accounting estimates

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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

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Downgrade of the company’s financial strength ratings

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Concerns that doing business with the company is too difficult or

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Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

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Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

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Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

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Increased competition that could result in a significant reduction in the company’s premium growth rate

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Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

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Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs

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Actions of insurance departments, state attorneys general or other regulatory agencies that:

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Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

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Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

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Increase our expenses

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Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

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Limit our ability to set fair, adequate and reasonable rates

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Place us at a disadvantage in the marketplace or

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Restrict our ability to execute our business model, including the way we compensate agents

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Adverse outcomes from litigation or administrative proceedings

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Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

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Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

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Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.